Exhibit 23.2

PricewaterhouseCoopers
Accountants N.V.
Fascinatio Boulevard 350
3065 WB Rotterdam
P.O. Box 8800
3009 AV Rotterdam
The Netherlands
Telephone +31 (10) 407 55 00
Facsimile +31 (10) 456 43 33
www.pwc.com/nl

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2008 relating to the financial statements and financial statement schedule of debis AerFinance B.V. and its subsidiaries for the period from January 1, 2005 to June 30, 2005, which appears in AerCap Holdings N.V.’s Annual Report on Form 20-F for the year ended December 31, 2007.

Rotterdam, October 15, 2008

PricewaterhouseCoopers Accountants N.V.

/s/ H.F.M. Gertsen RA
H.F.M. Gertsen RA

PricewaterhouseCoopers is the trade name of among others the following companies: PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287) and PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289). The services rendered by these companies are governed by General Terms & Conditions, which include provisions regarding our liability. These General Terms & Conditions are filed with the Amsterdam Chamber of Commerce and can also be viewed at www.pwc.com/nl.